Exhibit 3.1(viii)

State of Indiana
Office of the Secretary of State

CERTIFICATE OF AMENDMENT

of

DUKE REALTY CORPORATION

I , TODD ROKITA, Secretary of State of Indiana, hereby certify that Articles of Amendment of the above For-Profit Domestic Corporation have been presented to me at my office, accompanied by the fees prescribed by law and that the documentation presented conforms to law as prescribed by the provisions of the Indiana Business Corporation Law.

NOW, THEREFORE, with this document I certify that said transaction will become effective Monday, April 30, 2007.

In Witness Whereof, I have caused to be affixed my signature and the seal of the State of Indiana, at the City of Indianapolis, April 30, 2007. TODD ROKITA, SECRETARY OF STATE

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION State Form 38333 (R10/1-03) Approved by State Board of Accounts, 1995	TODD ROKITA SECRETARY OF STATE CORPORATIONS DIVISION 302 W. Washington St., Rm. 6018 Indianapolis, IN 46204 Telephone: (317) 232-6576
INSTRUCTIONS:

Use 8 1/2” x 11” white paper for attachments.
Present original and one copy to address in upper right hand corner of this form.
Please TYPE or PRINT
Please visit our office on the web at www.sos.in.gov.

Indiana Code 23-1-38-1 et seq. Filling Fee: $30.00

ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF
Name of Corporation	Date of Incorporation
Duke Realty Corporation	March 12, 1992

The undersigned officers of the above referenced Corporation (hereinafter referred to as the “Corporation”) existing pursuant to the provisions of: (indicate appropriate act)
    ☑  Indiana Business Corporation Law       ☐  Indiana Professional Corporation Act of 1983
as amended (hereinafter referred to as the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:

ARTICLE I Amendment(s)
The exact text of Article(s) of the Articles of Incorporation is now as follows:

(NOTE: If amending the name of the corporation, write Article “I” in space above and write “The name of the Corporation is ” below.

The Third Amended and Restated Articles of Incorporation of Duke Realty Corporation are hereby amended to (a) delete Exhibits A, D, E, F, H and I and (b) de-designate all series of preferred shares that were designated as Series A Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares, Series H Preferred Shares, and Series I Preferred Shares.

ARTICLE II
Date of each amendment’s adoption:
April 30, 2007

(Continued on the reverse side)

ARTICLE III Manner of Adoption and Vote

Mark applicable section: NOTE - Only in limited situations does Indiana law permit an Amendment without shareholder approval. Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

☒ SECTION 1	This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

☐ SECTION 2	The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by: (Shareholder approval may be by either A or B).

A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows

Shares entitled to vote.
Number of shares represented at the meeting.
Shares voted in favor.
Shares voted against.

B. Unanimous written consent executed on , 20 and signed by all shareholders entitled to vote.
ARTICLE IV Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 30th day of April, 2007
	Signature of current officer of chairman of the board	Printed name of officer or chairman of the board
Matthew A. Cohoat
Signator’s title
Executive Vice President and Chief Financial Officer